EXHIBIT 99.1

INVESTOR RELATIONS CONTACT:	PRESS CONTACT:
Michael T. Willis	Rachel Loya
Westaff, Inc.	KRT Marketing for Westaff, Inc.
(P) 925.930.5300	(P) 925.284.6255
(E) mwillis@westaff.com	(E) rachel@krtmarketing.com

Westaff names Walter W. Macauley to Board of Directors

Staffing Veteran brings more than 30 years of Industry Leadership to the Westaff Board

WALNUT CREEK, Calif., July 25, 2007 – Westaff, Inc. (NASDAQ:WSTF), today named Walter W. Macauley to its board of directors. The industry veteran previously served the company as a board member from 2002-2004 and brings more than 30 years of staffing leadership experience to the position.

Currently a private investor, Macauley is a Yale graduate who has served as a CEO and board member of three public staffing companies. In his two most recent positions, he served as the CEO of Adia Services, Inc., and Career Horizons, Inc. Macauley orchestrated economic turnarounds of both companies while at the helm, substantially growing the companies’ revenues and profitability through strategic acquisitions and improved margins.

Macauley assumes the board position that opened when company founder W. Robert Stover resigned last month. Of Macauley’s appointment to the board, Westaff CEO and Chairman Michael T. Willis commented, “I am proud that Walt has decided to join the Westaff Board. His leadership and strategic vision for this industry will be extremely beneficial in our future success.”

About Westaff

Westaff provides staffing services and employment opportunities for businesses in global markets, servicing more than 15,000 client accounts from more than 230 offices located throughout the United States, the United Kingdom, Australia and New Zealand. Westaff provides client companies with 125,000 temporary and permanent placement employees annually in the areas of administration, call centers and light industry. For more information, please visit www.westaff.com.

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This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. Forward-looking statements contained herein include, but are not limited to, statements regarding the Company’s future growth, profitability, expansion in key markets and new business segments and the Company’s ability to achieve any of these goals.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information. The Company undertakes no responsibility to publicly update or revise any forward-looking statement. Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.